Exhibit 5.1

November 14, 2023

The Board of Directors

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, NV 89521

Re:	Dragonfly Form S-3

Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof by Dragonfly Energy Holdings Corp. a Nevada corporation (the “Company”), relating to the offering from time to time, under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of the following securities of the Company with an aggregate offering price of up to $150,000,000: (i) shares of the Company’s common stock, par value $0.0001 per share, in one or more series (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.0001 per share, in one or more series (the “Preferred Stock”); (iii) warrants to purchase the Company’s Common Stock (the “Warrants”); (iv) senior or subordinated debt securities (“Debt Securities”); (v) subscription rights for the purchase of Common Stock, Preferred Stock or Debt Securities (“Subscription Rights”); and (vi) units comprised of one or more of the securities offered under the prospectus included in the Registration Statement (the “Units”). The Common Stock, the Preferred Stock, the Debt Securities, the Warrants, and the Units are collectively referred to as the “Securities.” The offering of the Securities will be set forth in the base prospectus contained in the Registration Statement and supplements to such prospectus (collectively, the “Prospectus”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In connection with this opinion, we have examined and relied on the representations and warranties as to factual matters contained in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

November 14, 2023

Based on the foregoing, and in reliance thereon, we are of the opinion that:

1.	When and to the extent (a) the board of directors of the Company or an authorized and duly formed committee thereof (collectively, the “Board of Directors”) has taken all necessary corporate action to authorize and approve the issuance and sale of any shares of Common Stock or Preferred Stock (and, with respect to Preferred Stock, to approve a certificate of designations), (collectively, the “Offered Stock”); (b) with respect to Preferred Stock the relevant certificate of designations (the “Certificate of Designations”) has been filed in the office of the Secretary of State of Nevada; (c) stock certificates of the Company representing the shares of Offered Stock, in a form approved by the Board of Directors and otherwise compliant with law have been delivered to the subscribers for or purchasers of such Offered Stock; and (d) the Company has received such consideration per share of Offered Stock as has been prescribed by the Board of Directors, such shares of Offered Stock including, without limitation, shares of Common Stock or Preferred Stock issuable upon the due and proper conversion of any validly issued Preferred Stock or Debt Securities that constitute binding obligations of the Company, or in connection with the exercise of validly issued Warrants that constitute binding obligations of the Company, and any such securities or stock that are included as part of a Unit, will be validly issued, fully paid and, with respect to shares of Preferred Stock, except to the extent provided to the contrary in the applicable Certificate of Designations creating the relevant series of Preferred Stock, nonassessable.

2.	Assuming (i) any indentures (including any Debt Security issued thereunder) to which Debt Securities are to be issues (“Indentures”), Warrants, Subscription Rights, and Units to be entered into by and between the Company and any purchasers or subscribers have been duly authorized by the Board of Directors; (ii) the trustee (“Trustee”) under an Indenture is qualified to act as Trustee under any Indenture; (iii) any Indenture (including any Debt Security issued thereunder), Warrant, Subscription Right or Unit has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (iv) any applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (v) the obligations of each party (other than the Company) set forth in any Indenture (including any Debt Security issued thereunder), Warrant, Subscription Right or Unit is such party’s valid and binding obligations, and are enforceable against each party thereto in accordance with their respective terms; and (vi) the Debt Securities are issued in accordance with the terms of the relevant Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors, or upon the exercise of Warrants to purchase Debt Securities, upon payment in full of the consideration therefor provided for therein, each as applicable:

November 14, 2023

a.	The Debt Securities will be validly issued fully paid and nonassessable;

b.	The Warrants will be validly issued fully paid and nonassessable;

c.	The Subscription Rights will be validly issued fully paid and nonassessable; and

d.	The Units (including Securities underlying the Units) will be validly issued fully paid and nonassessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “legal matters”.

Very truly yours,

PARSONS BEHLE & LATIMER